EXHIBIT 99.1

Flushing Financial Corporation Reports 11% Increase in Core Earnings for the Second Quarter of 2011 Compared to the Second Quarter of 2010

Second Quarter 2011 Highlights

  Core diluted earnings per common share were $0.30, an increase of $0.03 from the comparable prior year period, and a $0.01 increase from the three months ended March 31, 2011.
  GAAP diluted earnings per common share were $0.29, an increase of $0.04 from the comparable prior year period, and a $0.03 increase from the three months ended March 31, 2011.
  The net interest margin was 3.61%, a 25 basis point increase from the comparable prior year period, and a decrease of one basis point from the three months ended March 31, 2011.
  Loan applications in process increased $32.7 million during the second quarter of 2011 to $197.4 million at June 30, 2011.
  Non-performing assets decreased $7.2 million to $115.5 million at June 30, 2011 from $122.7 million at March 31, 2011.
  Allowance for loan losses as a percentage of gross loans increased to 0.91% at June 30, 2011.
  Recorded a $5.0 million provision for loan losses in the second quarter of 2011.
  Net charge-offs for the three months ended June 30, 2011 were $3.1 million, or 0.38% of average loans.
  Net charge-offs for the six months ended June 30, 2011 were $8.3 million, or 0.52% of average loans.

LAKE SUCCESS, N.Y., July 26, 2011 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and six months ended June 30, 2011.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another quarter of strong earnings for the three months ended June 30, 2011. GAAP net income was $9.1 million, or $0.29 per diluted common share for the three months ended June 30, 2011, which was an increase of $1.4 million, or $0.04 per diluted common share from the comparable prior year period. Core net income was $9.2 million, or $0.30 per diluted common share for the three months ended June 30, 2011, which was an increase of $1.0 million, or $0.03 per diluted common share from the comparable prior year period. Our improvement from the comparable prior year period was primarily driven by increased net interest income to $36.8 million, an increase of $3.4 million from the second quarter of 2010, as the net interest margin for the three months ended June 30, 2011 improved over the comparable prior year period by 25 basis points to 3.61%. The improvement in the net interest margin for the second quarter of 2011 from the comparable prior year period was generated through a reduction in our funding costs.

"During the three months ended June 30, 2011, total net loans decreased $44.6 million to $3,201.9 million at June 30, 2011. Due to the current economic environment, we have focused on originating multi-family mortgage loans while at the same time deemphasizing the origination of commercial real estate loans and construction loans. During the second quarter of 2011, the total originations of multi-family mortgage loans increased $4.1 million to $54.5 million from the comparable prior year period, while the combined total of commercial real estate and construction loan originations decreased $24.1 million to $1.8 million for the second quarter of 2011 from the comparable prior year period. Loan originations for the three months ended June 30, 2011 were $78.3 million, which was a decrease of $67.6 million from the comparable prior year period and a decrease $20.8 million from the three months ended March 31, 2011. The decline in originations is attributable to the current economic environment. However, over the last six months we have seen an increase in loan applications in process which totaled $197.4 million at June 30, 2011 compared to $142.2 million at December 31, 2010.

"We continue to see signs of improvement in delinquencies. Loans delinquent over 30 days totaled $185.7 million at June 30, 2011, which was a decrease of $15.9 million and $26.8 million from March 31, 2011 and December 31, 2010, respectively. Non-accrual loans, including non-accrual troubled debt restructured loans ("TDR"), decreased $10.7 million in the second quarter of 2011. The decrease in non-accrual loans during the second quarter of 2011 was primarily due to the reclassification of seven loans totaling $8.6 million that were classified as non-accrual troubled debt restructured ("TDR") during the first quarter of 2011 to accrual status during the second quarter of 2011, as the loans had satisfied the requirement of being current for six consecutive months from the time they were classified as TDR. We continue to experience an extended time period for foreclosures in our market, which, in some instances, is now approaching three years, and has resulted in our non-accrual and delinquent loans remaining at elevated levels. When we have obtained properties through foreclosure we have been able to quickly dispose of the properties at prices that approximate our carrying value. As a result, the level of other real estate owned has remained at a low level.

"Net charge-offs for the second quarter of 2011 totaled $3.1 million, a decrease of $2.2 million from the first quarter of 2011. The majority of our non-performing loans are collateralized by residential income producing properties located in the New York City metropolitan area that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 63.1% and 65.1% at June 30, 2011 and March 31, 2011, respectively. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of our non-performing loans. The provision for loan losses recorded in the second quarter of 2011 was unchanged at $5.0 million from that recorded in the first quarter of 2011.

"The Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.37%, 13.58% and 14.54%, respectively, at June 30, 2011."

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, other-than-temporary impairment ("OTTI") charges, net gains from the sale of securities, and certain non-recurring items, was $9.2 million for the three months ended June 30, 2011, an increase of $1.0 million, or 12.7%, from $8.1 million in the comparable prior year period. Core diluted earnings per common share were $0.30 for the three months ended June 30, 2011, an increase of $0.03, or 11.1%, from the comparable prior year period.

Core earnings for the six months ended June 30, 2011 were $18.0 million, an increase of $1.8 million, or 11.3%, from $16.2 million for the comparable prior year period. Core diluted earnings per common share were $0.59 for the six months ended June 30, 2011, an increase of $0.06 per common share, or 11.3%, from $0.53 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended June 30, 2011

Net income for the three months ended June 30, 2011 was $9.1 million, an increase of $1.4 million, or 18.3%, compared to $7.7 million for the three months ended June 30, 2010. Diluted earnings per common share were $0.29 for the three months ended June 30, 2011, an increase of $0.04, or 16.0%, from $0.25 for the three months ended June 30, 2010.

Return on average equity was 9.1% for the three months ended June 30, 2011 compared to 8.3% for the three months ended June 30, 2010. Return on average assets was 0.8% for the three months ended June 30, 2011 compared to 0.7% for the three months ended June 30, 2010.

For the three months ended June 30, 2011, net interest income was $36.8 million, an increase of $3.4 million, or 10.0%, from $33.4 million for the three months ended June 30, 2010. The increase in net interest income is attributable to a 25 basis point increase in the net-interest spread to 3.45% for the three months ended June 30, 2011 from 3.20% for the three months ended June 30, 2010, combined with an increase in the average balance of interest-earning assets of $102.7 million to $4,080.5 million for the three months ended June 30, 2011. The increase in the net-interest spread was partially offset by a $20.2 million decrease in the average balance of total loans to $3,220.9 million for the three months ended June 30, 2011 from $3,241.1 million for the comparable prior year period. The yield on interest-earning assets decreased 19 basis points to 5.54% for the three months ended June 30, 2011 from 5.73% for the three months ended June 30, 2010. However, this was more than offset by a decline in the cost of funds of 44 basis points to 2.09% for the three months ended June 30, 2011 from 2.53% for the comparable prior year period. The net interest margin improved 25 basis points to 3.61% for the three months ended June 30, 2011 from 3.36% for the three months ended June 30, 2010. Excluding prepayment penalty income, the net interest margin would have increased 21 basis points to 3.54% for the three months ended June 30, 2011 from 3.33% for the three months ended June 30, 2010.

The 19 basis point decline in the yield of interest-earning assets was primarily due to a seven basis point reduction in the yield of the loan portfolio to 5.98% for the three months ended June 30, 2011 from 6.05% for the three months ended June 30, 2010, combined with a 31 basis point decline in the yield on total securities to 4.18% for the three months ended June 30, 2011 from 4.49% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $20.2 million decrease for the three months ended June 30, 2011 in the average balance of total loans, net and a $122.9 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the three months ended June 30, 2011, both of which have a lower yield than the yield of total interest-earning assets. The seven basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The 31 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased three basis points to 6.06% for the three months ended June 30, 2011 from 6.09% for the three months ended June 30, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, increased one basis point to 6.06% for the three months ended June 30, 2011 from 6.05% for the three months ended June 30, 2010.

The 44 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and reducing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 54 basis points, 52 basis points, 20 basis points and 34 basis points, respectively, for the three months ended June 30, 2011 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 36 basis points to 1.62% for the three months ended June 30, 2011 from 1.98% for the three months ended June 30, 2010. The cost of borrowed funds remained unchanged from the comparable prior year period at 4.40% for the three months ended June 30, 2011, with the average balance reducing $211.5 million to $668.6 million for the three months ended June 30, 2011 from $880.2 million for the comparable prior year period.

The net interest margin for the three months ended June 30, 2011 decreased one basis point to 3.61% from 3.62% for the three months ended March 31, 2011. The yield on interest-earning assets decreased two basis points during the second quarter of 2011 while the cost of interest-bearing liabilities remained unchanged at 2.09%. Excluding prepayment penalty income, the net interest margin would have been 3.54% for the three months ended June 30, 2011, a decrease of three basis points from 3.57% for the three months ended March 31, 2011.

A provision for loan losses of $5.0 million was recorded for the three months ended June 30, 2011, which was the same as that recorded for the three months ended June 30, 2010.  During the three months ended June 30, 2011, non-performing loans decreased $6.2 million to $110.0 million from $116.2 million at March 31, 2011. Net charge-offs for the three months ended June 30, 2011 totaled $3.1 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 63.1% at June 30, 2011. We anticipate that we will continue to see low loss content in this segment of the loan portfolio that constitutes the majority of our non-performing loans. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the second quarter of 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the second quarter of 2011.

Non-interest income for the three months ended June 30, 2011 was $2.1 million, an increase of $0.4 million from $1.7 million for the three months ended June 30, 2010. The increase in non-interest income was primarily due to a $1.0 million decline in OTTI charges recorded during the three months ended June 30, 2011 compared to the comparable prior year period. The decrease in OTTI charges was partially offset by a $0.3 million reduction in other income and a $0.1 million decline in dividends received from the FHLB-NY during the three months ended June 30, 2011 compared to the comparable prior year period. Additionally, the three months ended June 30, 2011 included a $0.1 million increase in net losses recorded for changes in assets and liabilities carried at fair value from the comparable prior year period.

Non-interest expense was $18.9 million for the three months ended June 30, 2011, an increase of $1.3 million, or 7.1%, from $17.6 million for the three months ended June 30, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, and an increase in foreclosure expense. Salaries and benefits increased $1.1 million due to a new branch, employee salary increases as of January 1, 2011, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs. Other expense increased $0.3 million primarily due to increases in foreclosure expense. These increases were partially offset by a $0.3 million decrease in FDIC assessments during the three months ended June 30, 2011 from the comparable prior year period. The efficiency ratio was 48.8% for the three months ended June 30, 2011 compared to 48.3% for the three months ended June 30, 2010.

Earnings Summary - Six Months Ended June 30, 2011

Net income for the six months ended June 30, 2011 was $17.0 million, an increase of $1.4 million, or 8.7%, compared to $15.7 million for the six months ended June 30, 2010. Diluted earnings per common share were $0.55 for the six months ended June 30, 2011, an increase of $0.03, or 5.8%, from $0.52 for the six months ended June 30, 2010.

Return on average equity was 8.6% for both of the six month periods ended June 30, 2011and 2010. Return on average assets was 0.8% for both of the six month periods ended June 30, 2011 and 2010.

For the six months ended June 30, 2011, net interest income was $74.0 million, an increase of $7.0 million, or 10.5%, from $66.9 million for the six months ended June 30, 2010. The increase in net interest income is attributable to an increase in the average balance of interest-earning assets of $128.2 million to $4,093.2 million for the six months ended June 30, 2011, combined with an increase in the net interest spread of 25 basis points to 3.46% for the six months ended June 30, 2011 from 3.21% for the six months ended June 30, 2010. The yield on interest-earning assets decreased 24 basis points to 5.55% for the six months ended June 30, 2011 from 5.79% for the six months ended June 30, 2010. However, this was more than offset by a decline in the cost of funds of 49 basis points to 2.09% for the six months ended June 30, 2011 from 2.58% for the comparable prior year period. The net interest margin improved 23 basis points to 3.61% for the six months ended June 30, 2011 from 3.38% for the six months ended June 30, 2010.

The 24 basis point decline in the yield of interest-earning assets was primarily due to a 13 basis point reduction in the yield of the loan portfolio to 5.99% for the six months ended June 30, 2011 from 6.12% for the six months ended June 30, 2010, combined with a 35 basis point decline in the yield on total securities to 4.17% for the six months ended June 30, 2011 from 4.52% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $116.8 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the six months ended June 30, 2011, both of which have a lower yield than the yield of total interest-earning assets. The 13 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 35 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 10 basis points to 6.08% for the six months ended June 30, 2011 from 6.18% for the six months ended June 30, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 14 basis points to 5.99% for the six months ended June 30, 2011 from 6.13% for the six months ended June 30, 2010.

The 49 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 57 basis points, 48 basis points, 23 basis points and 37 basis points, respectively, for the six months ended June 30, 2011 compared to the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 39 basis points to 1.61% for the six months ended June 30, 2011 from 2.00% for the six months ended June 30, 2010. The cost of borrowed funds increased four basis points to 4.40% for the six months ended June 30, 2011 from 4.36% for the six months ended June 30, 2010 with the average balance decreasing $263.1 million to $676.3 million for the six months ended June 30, 2011 from $939.4 million for the six months ended June 30, 2010.

The net interest margin for the six months ended June 30, 2011 increased 23 basis points to 3.61% from 3.38% for the six months ended June 30, 2010. The yield on interest-earning assets decreased 24 basis points while the cost of interest-bearing liabilities decreased 49 basis points during the six months ended June 30, 2011 from the comparable prior year period. Excluding prepayment penalty income, the net interest margin would have been 3.55% for the six months ended June 30, 2011, an increase of 21 basis points from 3.34% for the six months ended June 30, 2010.

A provision for loan losses of $10.0 million was recorded for the six months ended June 30, 2011, which was the same as that recorded in the six months ended June 30, 2010. During the six months ended June 30, 2011, non-performing loans decreased $2.0 million to $110.0 million from $112.1 million at December 31, 2010. Net charge-offs for the six months ended June 30, 2011 totaled $8.3 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 63.1% at June 30, 2011. We anticipate that we will continue to see low loss content in this segment of the loan portfolio that constitutes the majority of our non-performing loans. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the second quarter of 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $10.0 million provision for possible loan losses for the six months ended June 30, 2011.

Non-interest income for the six months ended June 30, 2011 was $3.0 million, a decrease of $1.3 million from $4.3 million for the six months ended June 30, 2010. The decrease in non-interest income was primarily due to a $0.7 million increase in net losses recorded for changes in assets and liabilities carried at fair value for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 and a $0.5 million decrease in other income.

Non-interest expense was $38.9 million for the six months ended June 30, 2011, an increase of $3.3 million, or 9.4%, from $35.5 million for the six months ended June 30, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, and an increase in foreclosure expense. Salaries and benefits increased $2.3 million due to a new branch, employee salary increases as of January 1, 2011, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs. Other expense increased $1.0 million primarily due to an increase in foreclosure expense and several other items. The efficiency ratio was 49.6% for the six months ended June 30, 2011 compared to 49.0% for the six months ended June 30, 2010.

Balance Sheet Summary – At June 30, 2011

Total assets at June 30, 2011 were $4,323.2 million, a decrease of $1.5 million from $4,324.7 million at December 31, 2010. Total loans, net decreased $46.8 million, or 1.4%, during the six months ended June 30, 2011 to $3,201.9 million from $3,248.6 million at December 31, 2010. Loan originations and purchases were $177.3 million for the six months ended June 30, 2011, a decrease of $63.5 million from $240.9 million for the six months ended June 30, 2010. The decline in originations is attributable to the current economic environment and the shifting of our focus to multi-family properties and deemphasizing commercial real estate and construction lending. However, loan applications in process increased to $197.4 million compared to $164.7 million at March 31, 2011 and $142.2 million at December 31, 2010.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $1.9 million and $5.2 million for the three months ended June 30, 2011 and 2010, respectively, and $14.5 million and $7.0 million for the six months ended June 30, 2011 and 2010, respectively.

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2011	2010	2011	2010
Multi-family residential	$ 54,461	$ 50,370	$ 100,480	$ 88,775
Commercial real estate	1,593	22,752	3,012	27,352
One-to-four family – mixed-use property	7,826	6,902	12,645	14,802
One-to-four family – residential	3,856	9,427	7,209	20,914
Co-operative apartments	--	191	--	407
Construction	197	3,148	1,203	3,980
Small Business Administration	509	2,164	2,838	2,453
Taxi Medallion	2,410	32,323	26,234	48,777
Commercial business and other	7,426	18,604	23,717	33,405
Total	$ 78,278	$ 145,881	$ 177,338	$ 240,865

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate, and one-to-four family – mixed-use property mortgage loans originated during the second quarter of 2011 had an average loan-to-value ratio of 52.2%, 69.2% and 47.9%, respectively, and an average debt coverage ratio of 210%, 158% and 183%, respectively.

Non-accrual loans and charge-offs for impaired loans, while decreasing in the second quarter of 2011, remain at elevated levels, primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank has increased staffing to manage the delinquent loans by hiring people experienced in loan workouts. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as TDR. Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	June 30, 2011	March 31, 2011	December 31, 2010
Accrual Status:
Multi-family residential	$ 9,711	$ 1,077	$ 11,242
Commercial real estate	2,430	2,439	2,448
One-to-four family - mixed-use property	800	268	206
Construction	23,431	24,216	--
Commercial business and other	2,000	2,000	--

Total	38,372	30,000	13,896

Non-accrual status:
Multi-family residential	--	8,646	--
One-to-four family - mixed-use property	--	381	--
One-to-four family - residential	--	572	--
Total	--	9,599	--

Total performing troubled debt restructured	$ 38,372	$ 39,599	$ 13,896

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

(In thousands)	June 30, 2011	March 31, 2011	December 31, 2010
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ --	$ 103
Commercial real estate	330	955	3,328
Construction	775	5,245	--
Commercial business and other	--	6	6
Total	1,105	6,206	3,437

Non-accrual loans:
Multi-family residential	35,540	34,979	35,633
Commercial real estate	23,918	22,152	22,806
One-to-four family - mixed-use property	28,968	29,211	30,478
One-to-four family - residential	10,186	9,455	10,695
Co-operative apartments	133	--	--
Construction	2,665	5,165	4,465
Small business administration	803	2,052	1,159
Commercial business and other	6,727	6,991	3,419
Total	108,940	110,005	108,655

Total non-performing loans	110,045	116,211	112,092

Other non-performing assets:
Real estate acquired through foreclosure	1,828	2,182	1,588
Investment securities	3,654	4,348	5,134
Total	5,482	6,530	6,722

Total non-performing assets	$ 115,527	$ 122,741	$ 118,814

The Bank's non-performing assets totaled $115.5 million at June 30, 2011, a decrease of $7.2 million from $122.7 million at March 31, 2011 and a decrease of $3.3 million from $118.8 million at December 31, 2010. Total non-performing assets as a percentage of total assets were 2.67% at June 30, 2011 compared to 2.84% at March 31, 2011 and 2.75% at December 31, 2010. The ratio of allowance for loan losses to total non-performing loans was 27% at June 30, 2011 compared to 24% at March 31, 2011 and 25% at December 31, 2010.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At June 30, 2011, these investment securities had a combined amortized cost and market value of $8.3 million and $3.7 million, respectively.

Performing loans delinquent 60 to 89 days were $12.5 million at June 30, 2011, a decrease of $9.4 million from $21.9 million at March 31, 2011 and a decrease of $7.3 million from $19.8 million at December 31, 2010. Performing loans delinquent 30 to 59 days were $65.0 million at June 30, 2011, a decrease of $0.3 million from $65.2 million at March 31, 2011 and a decrease of $8.5 million from $73.5 million at December 31, 2010.

The Bank recorded net charge-offs for impaired loans of $3.1 million and $2.1 million during the three months ended June 30, 2011 and 2010, respectively, and net charge-offs for impaired loans of $8.3 million and $4.4 million during the six months ended June 30, 2011 and 2010, respectively.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Multi-family residential	$ 879	$ 1,142	$ 1,796	$ 2,234
Commercial real estate	572	192	2,522	332
One-to-four family – mixed-use property	307	465	480	825
One-to-four family – residential	454	25	1,928	94
Construction	703	--	703	862
Small Business Administration	148	(38)	471	252
Commercial business and other	9	336	441	(185)
Total net loan charge-offs	$ 3,072	$ 2,122	$ 8,341	$ 4,414

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans and TDR are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. The balance which exceeds fair value is charged-off against the allowance for loan losses.

During the six months ended June 30, 2011, mortgage-backed securities increased $44.9 million, or 6.0%, to $799.0 million from $754.1 million at December 31, 2010. The increase in mortgage-backed securities during the six months ended June 30, 2011 was primarily due to purchases of $105.7 million and a $2.9 million improvement in the mortgage-backed securities fair value. These increases were partially offset by principal repayments of $61.6 million and $0.9 million in OTTI charges. During the six months ended June 30, 2011, other securities increased $4.7 million, or 9.4%, to $54.8 million from $50.1 million at December 31, 2010. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities. During the six months ended June 30, 2011, there were $13.8 million in purchases partially offset by maturities of $6.5 million and a reduction in the fair value of $2.3 million.

Total liabilities were $3,918.1 million at June 30, 2011, a decrease of $16.6 million, or 0.4%, from $3,934.7 million at December 31, 2010. During the six months ended June 30, 2011, due to depositors decreased $74.2 million, or 2.4%, to $3,089.1 million, as a result of a $148.5 million decrease in core deposits partially offset by a $74.2 million increase in certificates of deposit. Borrowed funds increased $54.0 million during the six months ended June 30, 2011 which offset the decrease in due to depositors. Short term borrowings were obtained to replace certain deposits which have seasonal declines. These borrowings will be repaid as these seasonal deposits increase.

Total stockholders' equity increased $15.1 million, or 3.9%, to $405.2 million at June 30, 2011 from $390.0 million at December 31, 2010. The increase was primarily due to net income of $17.0 million for the six months ended June 30, 2011, an increase in other comprehensive income of $1.1 million, the net issuance of 264,008 common shares during the six months ended June 30, 2011 upon vesting of restricted stock awards and the exercise of stock options, and the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $8.0 million. Book value per common share was $12.85 at June 30, 2011 compared to $12.48 at December 31, 2010. Tangible book value per common share was $12.34 at June 30, 2011 compared to $11.95 at December 31, 2010.

The Company did not repurchase any shares during the six months ended June 30, 2011 under its current stock repurchase program. At June 30, 2011, 362,050 shares remain to be repurchased under the current stock repurchase program.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Six Months Ended
	June 30, 2011	June 30, 2010	March 31, 2011	June 30, 2011	June 30, 2010

GAAP income before income taxes	$ 15,065	$ 12,548	$ 13,011	$ 28,076	$ 25,694

Net loss from fair value adjustments	165	31	655	820	134
Other-than-temporary impairment charges	--	988	926	926	988
Net gain on sale of securities	--	(23)	--	--	(23)
Partial recovery of WorldCom Inc.	--	(164)	--	--	(164)

Core income before taxes	15,230	13,380	14,592	29,822	26,629

Provision for income taxes for core income	6,063	5,245	5,755	11,818	10,451

Core net income	$ 9,167	$ 8,135	$ 8,837	$ 18,004	$ 16,178

GAAP diluted earnings per common share	$ 0.29	$ 0.25	$ 0.26	$ 0.55	$ 0.52

Net loss from fair value adjustments	--	--	0.01	0.01	--
Other-than-temporary impairment charges	--	0.02	0.02	0.02	0.02
Net gain on sale of securities, net of tax	--	--	--	--	--
Partial recovery of WorldCom, net of tax	--	--	--	--	--

Core diluted earnings per common share*	$ 0.30	$ 0.27	$ 0.29	$ 0.59	$ 0.53

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Six Months Ended
	June 30, 2011	June 30, 2010	March 31, 2011	June 30, 2011	June 30, 2010

GAAP income before income taxes	$ 15,065	$ 12,548	$ 13,011	$ 28,076	$ 25,694

Provision for loan losses	5,000	5,000	5,000	10,000	10,000
Net loss from fair value adjustments	165	31	655	820	134
Other-than-temporary impairment charges	--	988	926	926	988
Net gain on sale of securities	--	(23)	--	--	(23)
Partial recovery of WorldCom Inc.	--	(164)	--	--	(164)

Core net income before the provision for loan losses and income taxes	$ 20,230	$ 18,380	$ 19,592	$ 39,822	$ 36,629

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except per share data) (Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Cash and due from banks	$ 31,784	$ 47,789
Securities available for sale:
Mortgage-backed securities	798,999	754,077
Other securities	54,820	50,112
Loans available for sale	4,139	--
Loans:
Multi-family residential	1,306,023	1,252,176
Commercial real estate	625,337	662,794
One-to-four family ― mixed-use property	714,733	728,810
One-to-four family ― residential	224,319	241,376
Co-operative apartments	5,937	6,215
Construction	60,295	75,519
Small Business Administration	14,869	17,511
Taxi medallion	71,763	88,264
Commercial business and other	192,313	187,161
Net unamortized premiums and unearned loan fees	15,639	16,503
Allowance for loan losses	(29,358)	(27,699)
Net loans	3,201,870	3,248,630
Interest and dividends receivable	18,926	19,475
Bank premises and equipment, net	22,771	23,041
Federal Home Loan Bank of New York stock	34,027	31,606
Bank owned life insurance	77,492	76,129
Goodwill	16,127	16,127
Core deposit intangible	1,171	1,405
Other assets	61,102	56,354
Total assets	$ 4,323,228	$ 4,324,745

LIABILITIES
Due to depositors:
Non-interest bearing	$ 109,112	$ 96,198
Interest-bearing:
Certificate of deposit accounts	1,594,819	1,520,572
Savings accounts	372,800	388,512
Money market accounts	251,488	371,998
NOW accounts	760,841	786,015
Total interest-bearing deposits	2,979,948	3,067,097
Mortgagors' escrow deposits	32,643	27,315
Borrowed funds	762,717	708,683
Other liabilities	33,634	35,407
Total liabilities	3,918,054	3,934,700

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares and 31,255,934 shares issued at June 30, 2011 and December 31, 2010, respectively; 31,519,942 shares and 31,255,934 shares outstanding at June 30, 2011 and December 31, 2010, respectively)	315	313
Additional paid-in capital	194,534	189,348
Treasury stock (10,653 shares at June 30, 2011 and none at December 31, 2010)	(134)	--
Retained earnings	213,099	204,128
Accumulated other comprehensive loss, net of taxes	(2,640)	(3,744)
Total stockholders' equity	405,174	390,045

Total liabilities and stockholders' equity	$ 4,323,228	$ 4,324,745

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except share data) (Unaudited)

	For the three months ended June 30,		For the six months ended June 30 ,
	2011	2010	2011	2010

Interest and dividend income
Interest and fees on loans	$ 48,121	$ 48,993	$ 96,811	$ 98,677
Interest and dividends on securities:
Interest	8,149	7,734	16,256	15,645
Dividends	202	203	404	403
Other interest income	27	9	54	22
	56,499	56,939	113,525	114,747

Interest expense
Deposits	12,354	13,809	24,688	27,326
Other interest expense	7,350	9,690	14,887	20,476
Total interest expense	19,704	23,499	39,575	47,802

Net interest income	36,795	33,440	73,950	66,945
Provision for loan losses	5,000	5,000	10,000	10,000
Net interest income after provision for loan losses	31,795	28,440	63,950	56,945

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	--	(2,709)	(3,939)	(2,709)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	--	1,721	3,013	1,721
Net OTTI charge recognized in earnings	--	(988)	(926)	(988)
Loan fee income	515	483	949	850
Banking services fee income	388	431	849	913
Net gain on sale of loans	--	18	--	23
Net gain from sale of securities	--	23	--	23
Net loss from fair value adjustments	(165)	(31)	(820)	(134)
Federal Home Loan Bank of New York stock dividends	342	453	842	1,064
Bank owned life insurance	695	693	1,362	1,338
Other income	360	636	750	1,206
Total non-interest income	2,135	1,718	3,006	4,295

Non-interest expense
Salaries and employee benefits	9,682	8,576	19,709	17,372
Occupancy and equipment	1,874	1,716	3,741	3,465
Professional services	1,637	1,760	3,236	3,524
FDIC deposit insurance	951	1,249	2,379	2,523
Data processing	1,181	1,090	2,186	2,168
Depreciation and amortization	779	723	1,545	1,402
Other operating expenses	2,761	2,496	6,084	5,092
Total non-interest expense	18,865	17,610	38,880	35,546

Income before income taxes	15,065	12,548	28,076	25,694

Provision for income taxes
Federal	4,564	3,751	8,476	7,700
State and local	1,427	1,124	2,573	2,336
Total taxes	5,991	4,875	11,049	10,036

Net income	$ 9,074	$ 7,673	$ 17,027	$ 15,658

Basic earnings per common share	$ 0.29	$ 0.25	$ 0.55	$ 0.52
Diluted earnings per common share	$ 0.29	$ 0.25	$ 0.55	$ 0.52
Dividends per common share	$ 0.13	$ 0.13	$ 0.26	$ 0.26
FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in thousands, except share data) (Unaudited)

	At or for the three months ended June 30,		At or for the six months ended June 30,
	2011	2010	2011	2010
Per Share Data
Basic earnings per share	$ 0.29	$ 0.25	$ 0.55	$ 0.52
Diluted earnings per share	$ 0.29	$ 0.25	$ 0.55	$ 0.52
Average number of shares outstanding for:
Basic earnings per common share computation	30,822,618	30,304,924	30,722,108	30,352,252
Diluted earnings per common share computation	30,864,259	30,341,430	30,775,854	30,399,080
Book value per common share (1)	$12.85	$12.15	$12.85	$12.15
Tangible book value per common share (2)	$12.34	$11.62	$12.34	$11.62

Average Balances
Total loans, net	$ 3,220,882	$ 3,241,098	$ 3,234,696	$ 3,223,322
Total interest-earning assets	4,080,464	3,977,738	4,093,182	3,964,984
Total assets	4,295,870	4,192,334	4,308,352	4,181,655
Total due to depositors	3,049,365	2,782,504	3,067,515	2,723,139
Total interest-bearing liabilities	3,765,583	3,708,757	3,785,612	3,703,173
Stockholders' equity	398,369	369,309	393,936	365,923
Common stockholders' equity	398,369	369,309	393,936	365,923
Performance Ratios (3)
Return on average assets	0.84%	0.73%	0.79%	0.75%
Return on average equity	9.11	8.31	8.64	8.56
Yield on average interest-earning assets	5.54	5.73	5.55	5.79
Cost of average interest-bearing liabilities	2.09	2.53	2.09	2.58
Interest rate spread during period	3.45	3.20	3.46	3.21
Net interest margin	3.61	3.36	3.61	3.38
Non-interest expense to average assets	1.76	1.68	1.80	1.70
Efficiency ratio (4)	48.76	48.30	49.61	49.04
Average interest-earning assets to average interest-bearing liabilities	1.08 X	1.07 X	1.08 X	1.07 X

(1) Calculated by dividing common stockholders' equity of $405.2 million and $379.6 million at June 30, 2011 and 2010, respectively, by 31,519,942 and 31,237,662 shares outstanding at June 30, 2011 and 2010, respectively. Common stockholders' equity is total stockholders' equity less the liquidation preference value of any preferred shares outstanding.
(2) Calculated by dividing tangible common stockholders' equity of $388.8 million and $363.0 million at June 30, 2011 and 2010, respectively, by 31,519,942 and 31,237,662 shares outstanding at June 30, 2011 and 2010, respectively. Tangible common stockholders' equity is total stockholders' equity less the liquidation preference value of any preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and six months ended June 30, 2011 and 2010 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in thousands) (Unaudited)
	At or for the six months ended June 30, 2011	At or for the year ended December 31, 2010

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.37%	9.18%
Tier 1 risk-based capital (well capitalized = 6%)	13.58	13.07
Total risk-based capital (well capitalized = 10%)	14.54	13.98

Capital ratios:
Average equity to average assets	9.14%	8.89%
Equity to total assets	9.37	9.02
Tangible common equity to tangible assets	9.03	8.67

Asset quality:
Non-performing loans	$ 110,045	$ 112,092
Non-performing assets	115,527	118,814
Net charge-offs	8,341	13,625

Asset quality ratios:
Non-performing loans to gross loans	3.42%	3.44%
Non-performing assets to total assets	2.67	2.75
Allowance for loan losses to gross loans	0.91	0.85
Allowance for loan losses to non-performing assets	25.41	23.31
Allowance for loan losses to non-performing loans	26.68	24.71

Full-service customer facilities	16	15
FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES NET INTEREST MARGIN (Dollars in thousands) (Unaudited)

	For the three months ended June 30,
	2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,926,738	44,310	6.06%	$ 2,958,536	45,068	6.09%
Other loans, net (1)	294,144	3,811	5.18	282,562	3,925	5.56
Total loans, net	3,220,882	48,121	5.98	3,241,098	48,993	6.05
Mortgage-backed securities	735,895	7,850	4.27	637,754	7,362	4.62
Other securities	62,854	501	3.19	69,469	575	3.31
Total securities	798,749	8,351	4.18	707,223	7,937	4.49

Interest-earning deposits and federal funds sold	60,833	27	0.18	29,417	9	0.12
Total interest-earning assets	4,080,464	56,499	5.54	3,977,738	56,939	5.73
Other assets	215,406			214,596
Total assets	$ 4,295,870			$ 4,192,334

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 376,351	597	0.63	418,151	870	0.83
NOW accounts	804,764	1,726	0.86	626,745	1,881	1.20
Money market accounts	301,350	350	0.46	401,991	983	0.98
Certificate of deposit accounts	1,566,900	9,669	2.47	1,335,617	10,061	3.01
Total due to depositors	3,049,365	12,342	1.62	2,782,504	13,795	1.98
Mortgagors' escrow accounts	47,579	12	0.10	46,070	14	0.12
Total deposits	3,096,944	12,354	1.60	2,828,574	13,809	1.95
Borrowed funds	668,639	7,350	4.40	880,183	9,690	4.40
Total interest-bearing liabilities	3,765,583	19,704	2.09	3,708,757	23,499	2.53
Non interest-bearing deposits	106,175			86,596
Other liabilities	25,743			27,672
Total liabilities	3,897,501			3,823,025
Equity	398,369			369,309
Total liabilities and equity	$ 4,295,870			$ 4,192,334

Net interest income / net interest rate spread		$ 36,795	3.45%		$ 33,440	3.20%

Net interest-earning assets / net interest margin	$ 314,881		3.61%	$ 268,981		3.36%

Ratio of interest-earning assets to interest-bearing liabilities			1.08 X			1.07 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.4 million and $0.2 million for the three months ended June 30, 2011 and 2010, respectively.
FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES NET INTEREST MARGIN (Dollars in thousands) (Unaudited)

	For the six months ended June 30,
	2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,936,827	89,244	6.08%	$ 2,951,091	91,175	6.18%
Other loans, net (1)	297,869	7,567	5.08	272,231	7,502	5.51
Total loans, net	3,234,696	96,811	5.99	3,223,322	98,677	6.12
Mortgage-backed securities	739,744	15,704	4.25	645,349	14,950	4.63
Other securities	59,350	956	3.22	64,719	1,098	3.39
Total securities	799,094	16,660	4.17	710,068	16,048	4.52
Interest-earning deposits and federal funds sold	59,392	54	0.18	31,594	22	0.14
Total interest-earning assets	4,093,182	113,525	5.55	3,964,984	114,747	5.79
Other assets	215,170			216,671
Total assets	$ 4,308,352			$ 4,181,655

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 376,547	1,172	0.62	420,569	1,790	0.85
NOW accounts	817,823	3,500	0.86	599,637	3,685	1.23
Money market accounts	332,310	809	0.49	403,002	1,958	0.97
Certificate of deposit accounts	1,540,835	19,183	2.49	1,299,931	19,865	3.06
Total due to depositors	3,067,515	24,664	1.61	2,723,139	27,298	2.00
Mortgagors' escrow accounts	41,804	24	0.11	40,673	28	0.14
Total deposits	3,109,319	24,688	1.59	2,763,812	27,326	1.98
Borrowed funds	676,293	14,887	4.40	939,361	20,476	4.36
Total interest-bearing liabilities	3,785,612	39,575	2.09	3,703,173	47,802	2.58
Non interest-bearing deposits	102,663			85,407
Other liabilities	26,141			27,152
Total liabilities	3,914,416			3,815,732
Equity	393,936			365,923
Total liabilities and equity	$ 4,308,352			$ 4,181,655

Net interest income / net interest rate spread		$ 73,950	3.46%		$ 66,945	3.21%

Net interest-earning assets / net interest margin	$ 307,570		3.61%	$ 261,811		3.38%

Ratio of interest-earning assets to interest-bearing liabilities			1.08 X			1.07 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $0.6 million for the six months ended June 30, 2011 and 2010, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer and Chief Financial
         Officer
         Flushing Financial Corporation
         (718) 961-5400